Exhibit 99.1

GENUFOOD ENERGY ENZYMES CORP.

601 South Figueroa Street, Suite 4050

Los Angeles, California 90017

September 21, 2018

Dear Fellow Shareholders:

Please let me introduce myself to those of you who do not already know me. I am Kuang Ming (James) Tsai. The Board of Directors of Genufood Energy Enzymes Corp. has appointed me as the new President, Chief Executive Officer and Chief Financial Officer of the company.

I want to assure you of my dedication to thoroughly review the state of our company and getting us back on track. This will take some time and I ask for your patience to give me the time to get my arms around our current situation and plan our strategy to move forward.

I have been holding meetings at our offices with our directors and our professional advisors to begin this process. We have requested that all our corporate documents be returned to us so our advisors and we can review them. I encourage our former officers, directors and advisors to cooperate voluntarily with these requests but we do expect full cooperation one way or the other.

I hope I will have more specific progress to report to you shortly. In the meantime, I thank our Board of Directors for its trust in me and I promise you, fellow shareholders, my best efforts to carry out my important responsibilities for the benefit of all of us.

Respectfully,

/s/Kuang Ming (James) Tsai
Kuang Ming (James) Tsai
President and Chief Executive Officer